Exhibit 99.(6)(k)(ii)

Execution Version

Amendment to Subadvisory Agreement

for AST CORE FIXED INCOME Portfolio OF

ADVANCED SERIES TRUST

AST Investment Services, Inc., PGIM Investments LLC (collectively, the "Manager"), and Western Asset Management Company, LLC, a California limited liability company (the "Subadviser") hereby agree to amend the Subadvisory Agreement, dated as of July 31, 2020 (the "Agreement"), by and among the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST Core Fixed Income Portfolio (formerly, AST Western Asset Core Plus Bond Portfolio), as follows:

1.	All references to "AST Western Asset Core Plus Bond Portfolio" are hereby changed to "AST Core Fixed Income Portfolio"; and

2.	Schedule A to the Agreement is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and Western Asset Management Company, LLC have duly executed this Amendment as of the effective date of this Amendment.

AST INVESTMENT SERVICES, INC.

By:	/s/ Timothy Cronin
Name:	Timothy Cronin
Title:	President

PGIM INVESTMENTS LLC

By:	/s/ Timothy Cronin
Name:	Timothy Cronin
Title:	Senior Vice President

WESTERN ASSET MANAGEMENT COMPANY, LLC

By:	/s/ Marzo Bernardi
Name:	Marzo Bernardi
Title:	Director of Global Client Service and Marketing

Effective Date as Revised: September 27, 2024

SCHEDULE A

Advanced Series Trust

AST Core Fixed Income Portfolio

As compensation for services provided by Western Asset Management Company, LLC ("WAMCO"), PGIM Investments LLC and AST Investment Services, Inc. will pay WAMCO a subadvisory fee on the net assets managed by WAMCO that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*,**
AST Core Fixed Income Portfolio	0.160% of average daily net assets

* For purposes of calculating the subadvisory fee, the assets managed by WAMCO in the AST Core Fixed Income Portfolio will be aggregated with the assets managed by Western Asset Management Company Limited ("WAML") in the AST Core Fixed Income Portfolio.

** In the event WAMCO and WAML invest Portfolio assets in other pooled investment vehicles they manage or subadvise, WAMCO and WAML will waive their subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to WAMCO and WAML with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: September 27, 2024

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